EXHIBIT 99.1

Dionex Completes the Acquisition of the Assets of ESA Life Sciences Tools Business Unit

SUNNYVALE, Calif., Sept. 30, 2009 (GLOBE NEWSWIRE) -- Dionex Corporation (Nasdaq:DNEX), announced that it completed the acquisition of HPLC products, HPLC clinical assays, laboratory services and related assets from ESA Biosciences pursuant to the purchase agreement signed on September 15, 2009.

Dionex is a leading manufacturer and marketer of ion chromatography, HPLC and sample preparation systems, accessories and consumables, and software products for chemical and life sciences applications. Dionex is the only separations science company that provides application solutions ranging from the identification and measurement of inorganic and organic ions, small organic molecules, as well as large biomolecules. The company's systems are used worldwide in environmental analysis, life science and pharmaceutical research and development, as well as in chemical, food and beverage manufacturing, and other industries. Our expertise in system and application solutions helps analytical scientists evaluate and develop pharmaceuticals, establish environmental regulations, and produce better and safer industrial products.

ESA Biosciences is ISO certified and FDA registered and designs and manufactures a full range of specialty detectors, reagents, and total solutions to achieve maximum performance. Whether sensitive, specific detection or universal detection is needed, ESA offers expert chemistry, applications, and service support backed by decades of experience. The products can be found in virtually every type of neuroscience, clinical diagnostic, biomedical research, and industrial laboratory worldwide -- from pharmaceutical research and quality control, to food and beverage, and scientific discovery. Through its subsidiary, ESA Laboratories, Inc., the company also provides a range of analytical services ranging from industrial hygiene and clinical diagnostic analysis to metabolomics profiling.

CONTACT: Dionex Corporation
         Craig McCollam
         (408) 481-4107